Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT
(this “Agreement”)

BETWEEN:
HORTICAN INC.
(the “Company”)
- and -
William Lawrence Hilson
(the “Executive”)
- and –
solely for the purposes specified herein,
CRONOS GROUP INC.
(“Cronos Group”)

WHEREAS the Company is a wholly-owned subsidiary of Cronos Group;
WHEREAS the Company wishes to engage the services of the Executive in a senior and specialized capacity and the Executive has extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company;
AND WHEREAS the Company and the Executive desire to enter into a written employment agreement, and the Executive acknowledges that this Agreement and, specifically, the proprietary rights, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Company;
NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive, and solely for the purposes of Section 5.3 herein, Cronos Group, agree as follows.

1.	Position

1.1	The Executive will be employed in the position of Chief Commercial Officer, commencing on May 15, 2019 or such other date as agreed between the Executive and the Company.

2.	Location

2.1
The Executive shall be based primarily in the Company’s location in Toronto, Ontario, with business travel as reasonably required to perform the Executive’s duties hereunder. The Company may at its discretion relocate the Executive’s principal office or place of work at any time within 100 kilometres of its current location, and the Executive acknowledges and agrees that this shall not constitute a constructive termination of the Executive’s employment or Good Reason (as defined below) and the Executive agrees not to make any claim or demand to the contrary.

3.	Work Authorizations

3.1
It is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work in lawfully in Canada. However, it is understood and agreed that the Executive’s position may require that the Executive work abroad, as needed by the Company. The Executive’s employment with the Company is therefore also conditional upon the securing of all necessary visas, work permits and other authorizations that may be required to enter and/or to work in any of the countries in which the Executive may be assigned to work or visit during the term of employment. The Company shall provide reasonable assistance in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration status or documents will be approved. Should the necessary authorizations that permit the Executive to legally work in Canada or in any other jurisdiction in which the Executive will be required to work not be obtained, this Agreement shall be null and void and of no force or effect. At any time, should necessary authorizations that permit the Executive to legally work in Canada or any other jurisdiction in which the Executive will be required to work or visit expire without the possibility of renewal, the Executive’s employment shall come to an end and shall be treated by the Company as a termination without Just Cause (as defined below).

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4.	Employment Duties

4.1
The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s position and as may be assigned to the Executive from time to time. In fulfilling his/her duties to the Company, the Executive shall be instructed by and shall regularly report to the CEO. The Executive’s duties, hours of work, location of employment and reporting relationships may be adjusted from time to time by the Company to meet changing business and operational needs. Without limiting the foregoing, the Executive shall:

(a)
devote his/her full working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Company and shall not, without the prior written consent of the CEO, undertake any other business or occupation or public office;

(b)	perform those duties that may be assigned to the Executive diligently, honestly, and faithfully to the best of the Executive’s ability and in the best interest of the Company;

(c)	abide by all Company policies, as instituted and amended from time to time including but not limited to, the Cronos Group Employee Handbook;

(d)
use best efforts to promote the interests and goodwill of the Company and not knowingly do, or permit to be done, anything which may be prejudicial to the Company’s interests, it being understood and agreed that the Executive is a fiduciary of the Company and owes fiduciary obligations to the Company that are not extinguished by this Agreement; and

(e)	identify and immediately report to the CEO any gross misrepresentations or violations of the Cronos Group Employee Handbook or applicable law by the Company or its management.

5.	Compensation and Benefits

5.1
Base Salary. The Company shall pay the Executive an annual base salary of CAD175,000 less applicable deductions and withholdings (“Base Salary”). The Executive’s base salary shall be paid by direct deposit on a bi-weekly basis (as may be amended from time to time), in accordance with the Company’s payroll practices. Any changes to Base Salary shall be at the sole discretion of the Company. This is effective 13th May 2019.

5.2
Annual Performance Bonus. In addition to the Executive’s annual Base Salary, the Executive shall be eligible to participate in the Company’s annual cash bonus plan as may be in effect from time to time, and to receive an annual bonus, subject to the terms and conditions of that plan as determined by the Company at its sole discretion. The Executive’s annual target bonus opportunity shall initially be 86% of Base Salary, provided that the actual bonus amount, if any, will be determined pursuant to the terms of the applicable annual bonus plan. Nothing in this Agreement guarantees that the Company will maintain an annual bonus plan, and the Company reserves the right to amend or terminate any annual bonus plan established or adopted at any time, without notice or further obligation (subject only to the minimum requirements of applicable employment standards legislation, if any). The Executive must be actively employed by the Company through the applicable payment date in order to be eligible for any annual bonus for that year, subject only to the minimum requirements of applicable employment standards legislation, unless provided otherwise pursuant to the applicable annual cash bonus plan. For certainty, if the Executive’s employment is terminated by the Company with or without Just Cause, or the Executive resigns or otherwise terminates employment for any reason, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount, the Executive shall be entitled to no annual bonus or any part thereof for the year in which the Executive ceases the Executive’s active employment or thereafter, or damages in lieu thereof, subject only to the minimum requirements of applicable employment standards legislation or unless provided otherwise pursuant to the applicable annual cash bonus plan. There shall be no guarantee of a bonus in any given year.

5.3
Long-Term Incentive Opportunity. The Executive shall be eligible to receive annual grants of equity-based awards over shares of Cronos Group with an initial target incentive opportunity of CAD175,000 (based on the grant date fair value of such awards), provided that the actual amount, if any, of the grants shall be determined by the board of directors of Cronos Group (the “Board”) at its sole discretion. Any such equity-based grants shall be governed by the terms and conditions of the equity award plan or any other applicable plan of Cronos Group and/or the applicable award agreement. Such plan or plans may be amended from time to time at Cronos Group’s sole discretion. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. Subject to the express minimum requirements of applicable employment standards legislation, if any, the Executive shall not be eligible for any further grants of options following the effective date of termination or damages in lieu thereof, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount.

5.4
Group Insured Benefits. The Executive shall be eligible to participate in the Company's benefits programs for health and dental, life insurance, disability and other benefits as may be available to the employees of the Company from time to time, subject to the terms and conditions of the applicable plan document. The Company reserves the right to alter, amend or discontinue all

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benefits, coverages, plans and programs referred to in this paragraph, without advance notice or other obligation, subject only to the minimum requirements of applicable employment standards legislation.

5.5
Vacation. The Executive shall be entitled accrue, on a pro-rata basis, four (4) weeks’ paid vacation per year. The Executive shall take vacation time at such times as are approved in advance by the Company. Vacation time entitlement shall be prorated for the period of the Executive’s active employment in the calendar year that the Executive commences and terminates employment, subject to the minimum requirements of applicable employment standards legislation. Vacation may be carried forward until March 31 of the following year after which time it shall be forfeited to the extent it exceeds the minimum vacation entitlement provided for under applicable employment standards legislation. Vacation shall be earned but shall not be taken during the first three (3) months of the Executive’s employment.

5.6
Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties. The Executive shall furnish to the Company on a monthly basis and in accordance with any of the Company’s policies or procedures for expense reimbursement all invoices or statements in respect of expenses for which the Executive seeks reimbursement.

5.7
Deductions and Withholdings. The Company shall make such deductions and withholdings from the Executive’s remuneration and any other payments or benefits provided to the Executive pursuant to this Agreement as may be required by law.

6.	Termination of Employment

6.1
Termination by the Executive. The Executive may terminate his/her employment with the Company at any time by providing the Company with at least three (3) months of notice in writing. If, upon receipt of the Executive’s resignation (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three (3) months; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable employment standards legislation, if any. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.

6.2
Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for Just Cause without prior notice or in the event of the Executive’s death or Disability (as defined below). On the termination of the Executive’s employment for Just Cause or on the Executive’s death or Disability, this Agreement and the Executive’s employment shall terminate and the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable employment standards legislation, if any. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. For the purposes of this Agreement, (A) “Just Cause” means: (i) any act or omission constituting “just cause” for dismissal without notice under applicable law; (ii) the Executive’s repeated failure or refusal to perform the Executive’s principal duties and responsibilities after notice from the CEO or other officer of the Company; (iii) misappropriation of the funds or property of the Company; (iv) use of alcohol or drugs in violation of the Company’s policies on such use or that interferes with the Executive’s obligations under this Agreement, continuing after a single warning (subject to the Company’s obligations under applicable human rights legislation); (v) the indictment, arrest or conviction in a court of law for, or the entering of a plea of guilty to, a summary or indictable offence or any crime involving moral turpitude, fraud, dishonesty or theft (subject to the Company’s obligations under applicable human rights legislation); (vi) the misuse of Company computers or computer network systems for non-Company business; (vii) engaging in any act (including, without restriction, an act of sexual harassment as determined by the Company) which is a violation of any law, regulation or Company policy; or (viii) any wilful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company, and (B) “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

6.3
Termination by the Company without Just Cause or Resignation for Good Reason on Change of Control. The Company may terminate the Executive’s employment at any time without Just Cause, on providing thirty (30) days’ written notice to the Executive. The Executive may resign the Executive’s employment for Good Reason (as defined below) within twenty-four (24) months of the occurrence of a Change in Control (as defined below), on providing thirty (30) days’ written notice to the Company. If the Company terminates the Executive’s employment without Just Cause or if the Executive resigns his employment for Good Reason within twenty-four (24) months of the occurrence of a Change of Control, and if the Executive signs and delivers and

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does not revoke a release in favour of the Company to the Company in consideration of amounts in excess of the Executive’s minimum entitlements under applicable employment standards legislation, the Company, shall, in full satisfaction of its obligations to the Executive:

(a)	pay the Executive’s Base Salary and accrued but unpaid vacation pay in accordance with applicable employment standards legislation;

(b)	reimburse the Executive’s expenses properly incurred until the date the Executive’s employment ceases;

(c)
in lieu of notice, pay the Executive the greater of (i) one (1) month of the Executive’s annual base salary in effect at the time of termination for each completed year of service with the Company, to a maximum of twelve (12) months of base salary, payable by way of lump sum payment within sixty (60) days following such termination, and (ii) the minimum termination pay and severance pay entitlements of the Executive pursuant to applicable employment standards legislation.

(d)
continue the Executive’s group insured benefits, if any, until the end of the notice period calculated under (c) above or the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time, and the minimum requirements of applicable employment standards legislation. If the Company is unable for any reason to continue its contributions to the benefit plans as set out in this Agreement, it shall pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees that he/she is required to notify the Company when he/she obtains alternate life, medical and dental benefit coverage; and

(e)
determine the Executive’s entitlements in respect of equity-based awards in accordance with the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.

In this Agreement, “Change of Control” means:

a.
the consummation of any transaction or series of transactions including any reorganization, recapitalization, statutory share exchange, consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of Cronos Group, the result of which is that any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, joint-stock company, estate, trust, organization, governmental authority or other entity of any kind or nature (“Person”) or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities in the capital of the entity resulting from such transaction or series of transactions or the entity that acquired all or substantially all of the business or assets of Cronos Group in a transaction or series of transactions described in paragraph (ii) below (in each case, the “Surviving Company”) or the ultimate parent entity that has beneficial ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), measured by voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) rather than number of securities (but shall not include the creation of a holding company or other transaction that does not involve any substantial change in the proportion of direct or indirect beneficial ownership of the voting securities of Cronos Group prior to the consummation of the transaction or series of transactions), provided that the exercise by Altria Summit LLC (or any of its affiliates) of the Purchased Warrant (as defined in the Subscription Agreement by and among Cronos Group Inc., Altria Summit LLC and Altria Group, Inc. dated as of December 7, 2018) shall not constitute a Change of Control pursuant to this clause (a);

b.
the direct or indirect sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the business or assets of Cronos Group, taken as a whole, to any person or group of persons acting jointly or in concert for purposes of such transaction or series of transactions (other than to any affiliates of Cronos Group); or

c.
Incumbent Directors during any consecutive twelve (12) month period ceasing to constitute a majority of the Board of Cronos Group (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of Cronos Group).

In this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s consent, except in each case for any isolated, immaterial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after a written notice thereof by the Executive (provided that such notice must be given to the Company within sixty (60) days of Executive becoming aware of such condition):

(a)	the assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder;

(b)	a material diminution in the Executive’s title, status, seniority, reporting relationship, responsibilities or authority;

(c)	a material reduction in the Executive’s Base Salary; or

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(d)	the relocation of the Executive’s primary work location, except as permitted by Section 2.1.

6.4
Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall immediately tender resignation from any position the Executive may hold as an officer or director of the Company and take all steps necessary to remove Executive from any and all designated positions under any applicable laws, including without limitation, the Cannabis Act (Canada) and the regulations thereunder, as the same may be amended from time to time, or any subsidiary or affiliate of the Company. In the event that the Executive fails to comply with this obligation within three (3) days of the Executive's termination or resignation, the Executive hereby irrevocably authorizes the Company to appoint a Person in the Executive's name and on the Executive's behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignation.

6.5
Compliance with Laws. The Executive understands and agrees that the entitlements under this Section 6 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under applicable employment standards legislation, this Agreement, any employee benefit plan sponsored or maintained by the Company or any of its affiliates, applicable law (including the common law) or otherwise.

7.	Restrictive Covenants

7.1	Non-Disclosure. The Executive acknowledges and agrees that:

(a)
during the term of the Executive’s employment, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Company and its affiliates and related entities and third parties to which the Company and its affiliates and related entities may have any obligations of non-disclosure or confidentiality, including but not limited to: trade secrets; know-how; Intellectual Property (as defined below); Employee Inventions (as defined below), Invention Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Company; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Company; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists and/or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Company and/or any of its customers, suppliers, or vendors; internal personnel and financial information; business and/or personal information about any senior staff members of the Company or any Person with which the Company enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Company’s business; the identity or nature of relationship of any persons or entities associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”) the disclosure of any of which to competitors of the Company or to the general public, or the use of same by the Executive or any competitor of the Company, would be highly detrimental to the interests of the Company;

(b)
disclosure or use of Confidential Information, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the business and interests of the Company and could result in serious loss of business and damage to it. Accordingly, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive shall not, without the Company’s prior written consent, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section; (iii) becomes available to the Executive from a source independent of the Company; or (iv) the Executive is specifically required to disclose by applicable law or legal process (provided that the Executive provides the Company with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information); and

(c)
the Executive shall deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Company or leads or referrals to prospective business deals; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.

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(d)
For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental authority or entity concerning matters relevant to the governmental authority or entity. The Executive and the Company agree that no confidentiality or other obligation the Executive owes to the Company prohibits the Executive from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable Canadian, U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires the Executive to notify the Company of any such report. The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.2	Intellectual Property

(a)
In this section, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including but not limited to plants, cuttings, seeds, clones, cells, tissues, plant materials, and genetic materials (including but not limited to nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural, and vectors).

(b)
The Executive agrees to promptly disclose to the Company (including to the Executive’s manager) all ideas, suggestions, discoveries, designs, works, developments, improvements, processes, formulas, data, techniques, know-how, confidential and proprietary information, trade secrets, inventions and improvements, and any other intellectual property rights, including with respect to, but not limited to, Germplasm, and whether or not any of the foregoing are registrable as patents, industrial designs, copyrights, trademarks or plant breeder rights (collectively, “Intellectual Property”) which the Executive may author, make, conceive, develop, discover, or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company and which relate to the business activities of the Company (“Employee Inventions”). The Executive agrees to maintain as confidential any Employee Inventions, and not to make application for registration of rights in respect of such unless it is at the request and direction of the Company. Intellectual Property coming within the scope of the business of the Company made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Employee Inventions and shall immediately become exclusive property of the Company. The Executive must keep, maintain, and make available to the Company complete and up-to-date records relating to any such Intellectual Property, and agree that all such records are the sole and absolute property of the Company.

(c)
The Executive hereby assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Employee Inventions, and the Executive agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Employee Inventions. The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) patents, letters patent, copyrights, plant breeders rights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Employee Inventions, in form suitable for recordation in the United States, Canada, and any other patent office; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such patents, letters patent, copyright or other analogous protection, whether such proceedings are brought before a court or any administrative body; and (iv) to defend and/or assert the Company’s rights in any Intellectual Property against any third party. For greater certainty, all materials related to Employee Inventions (including notes, records and correspondence, whether written or electronic) (collectively, “Invention Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Invention Records shall not be removed from Company premises without the prior written consent of the Company. The Executive further waives all moral rights in and to any Employee Inventions and all work the Executive produced during the course of the Executive’s employment.

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(e)
In the course of performing duties pursuant to this Agreement, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.

(e)
The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including but not limited to any prior employer or competitor of the Company, and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.

7.3
Non-Competition. The Executive shall not at any time during the Executive’s employment with the Company and for a period of one (1) year following the termination of this Agreement and the Executive’s employment with the Company for any reason, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, consultant, employee, partner, director, shareholder (other than an investment of less than five (5) per cent of the shares of a company traded on a registered stock exchange or traded in the over the counter market in Canada), or in any other capacity whatsoever:

(a)
engage in employment or enter into a contract to do work related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including, but not limited to, technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”); or

(b)	have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on the Business; or

(c)	advise, lend money to or guarantee the debts or obligations of any Person which carries on the Business;
anywhere within Canada and/or the United States of America.

7.4
Non-Solicitation of Customers. The Executive shall not, during the Executive’s employment and for the one (1) year period immediately following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any Person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer for the purpose of obtaining the business of any Customer or Prospective Customer of the Company or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to the Company or its affiliates. For the purpose of this Agreement, “Customer” means any Person which is a current customer or has been a customer of the Company or an affiliate of the Company during the term of the Executive’s employment with the Company but in the event of the cessation of the Executive’s employment “Customer” shall include only those current customers of the Company or an affiliate of the Company with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee of the Company at any time during the twelve (12) month period preceding the date of the cessation of the Executive’s employment; “direct contact” means direct communications with or by the Executive, whether in Person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any organization, individual or entity which has been actively contacted and solicited for its business by representatives of the Company or affiliates of the Company, but in the event of the cessation of the Executive’s employment within the twelve (12) month period immediately preceding the date of the cessation of the Executive’s employment, with the involvement and knowledge of the Executive.

7.5
Non-Solicitation of Employees. The Executive shall not, during the Executive’s employment and for two (2) years following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any Person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Company or an affiliate of the Company to leave such employment.

7.6
Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of their respective suppliers or Customers.

7.7
Other Employment. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company or with the prior written approval of the Executive’s manager, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation).

7.8
Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other

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information and lists of customers, suppliers, products and prices) pertaining to the Company or its affiliates which may come into the Executive’s possession or control shall at all times remain the property of the Company or its affiliates as applicable. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or its affiliates.

8.	General

8.1
Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Section 7, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

8.2	Survival. Section 7 and this Section survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

8.3
Entire Agreement. This is the entire agreement between the Company and the Executive on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between the Executive and the Company regarding the Executive’s employment.

8.4
Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

8.5
Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

8.6
Amendments. This Agreement may only be amended by written agreement executed by the Company and the Executive. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement.

8.7
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. The Company and the Executive each irrevocably consent to the exclusive jurisdiction of the courts of Ontario and the courts of Ontario shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

8.8
Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect. If for any reason any court of competent jurisdiction will find any provisions of this Agreement unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

8.9	Assignment. The Company may assign this Agreement to an affiliate or subsidiary, and it enures to the benefit of the Company, its successors or assigns.

8.10
Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen

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not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

8.11
Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

8.12
Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including but not limited to satisfactory results of Health Canada or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

8.13
Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

8.14
Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF this Agreement has been executed by the Company and the Executive on the dates below.

HORTICAN INC.
By:	/s/ Michael Gorenstein
Name: Michael Gorenstein Title: Chief Executive Officer
CRONOS GROUP INC.
By:	/s/ Michael Gorenstein
Name: Michael Gorenstein Title: Chief Executive Officer

EXECUTIVE
/s/ William Lawrence Hilson
Name: William Lawrence Hilson

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